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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

For additional
information, contact:
AT CITRIX:                      AT THE FINANCIAL RELATIONS BOARD:
Scott Davidson (954) 267-2388   MEDIA INQUIRIES -  Marty Gitlin (212) 661-8030
Jeff Lilly (954) 267-2886       INVESTOR INQUIRIES -  Julie Creed (312) 640-6724

                        CITRIX COMPLETES VIEWSOFT MERGER

FORT LAUDERDALE, Fla. - July 27, 1999 - Citrix Systems, Inc. (Nasdaq:CTXS) today announced the consummation of its merger agreement with ViewSoft, Inc., a Utah-based firm specializing in software for multi-tier and Web-based application development and deployment.

     "The completion of this merger demonstrates Citrix's commitment to extending the reach of server-based computing and we look forward to the ViewSoft team joining our Salt Lake City research and development operation," stated Mark B. Templeton, president and chief executive officer of Citrix Systems, Inc.

ABOUT CITRIX

     Founded in 1989, Citrix Systems, Inc. is the nation's 13th largest software company and a world leader in system software for server-based computing. The MetaFrameTM and WinFrame(R) product lines and Independent Computing Architecture (ICA(R)) technology give organizations the independence, speed and flexibility needed to extend any application to anyone, anywhere. The company's server-based computing solutions are marketed through a worldwide business alliance of value-added resellers, system integrators, OEM licensees and industry associates. Citrix is based in Fort Lauderdale, Fla. and is traded on the Nasdaq National Market under the symbol CTXS. For more information, please visit the Citrix website at http://www.citrix.com.
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ABOUT VIEWSOFT

     ViewSoft, Inc., was incorporated in April 1991 to commercialize Semantic Connection Technology (SCT), a new approach to object-oriented programming and Internet development.

FOR CITRIX INVESTORS

     Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance, management's plans and objectives for future operations, product plans and performance, management's assessment of market factors, as well as statements regarding the strategy and plans of the company and its
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strategic partners, constitute forward-looking statements which involve risks and uncertainties, including, without limitation, risks associated with the company's reliance upon its strategic relationships with Microsoft and other strategic partners, dependence upon broad-based acceptance of the company's ICA protocol, management of growth, the possibility of undetected software errors, and dependence on proprietary technology, as well as risks of downturns in economic conditions generally, and in the software industry specifically, and risks associated with competition and competitive pricing pressures, year 2000 compliance efforts of the company and third parties on which the company is dependent, and other risks detailed in the company's filings with the Securities and Exchange Commission.

                                   - # # # -
Citrix(R), WinFrame(R) and ICA(R) are registered trademarks of Citrix Systems, Inc. MetaFrameTM is a trademark of Citrix Systems, Inc. for which there is a pending application for registration in the U.S. Patent and Trademark Office. All other trademarks and registered trademarks are property of their respective owners.


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